Exhibit 10.2
MASSEY ENERGY COMPANY

Non-Employee Director Non-Qualified Stock Option Agreement

 _______ Non-Qualified Stock Options

THIS AGREEMENT dated as of the 16th day of February, 2010, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and ____________ (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Non-Qualified Stock Options.  Pursuant to the Plan, the Company, on February 16, 2010 (the “Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of _______ Non-Qualified Stock Options, hereinafter described as “Options” or “Option,” at the option price of $_____ per share, being not less than the Fair Market Value of such shares on the Grant Date, or on the next preceding trading date if no Company shares traded on the New York Stock Exchange on the Grant Date.  This Option is exercisable as hereinafter provided.

2. Nontransferability.  This Option may not be transferred except by will or by the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

3. Expiration Date.  This Option shall expire ten years from the Grant Date (the “Expiration Date”).

4. Exercisability.  Subject to Paragraph 7 and except as provided in Paragraph 8 below, Participant’s interest in the Options shall become exercisable (“Vested”) with respect to one-third of the Options on each of February 16, 2011, February 16, 2012, and February 16, 2013.  Once this Option, or any portions thereof, has become exercisable in accordance with the preceding sentence it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to Paragraph 5, 6, 7, or 8 or until the Option has expired pursuant to Paragraph 3. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

5. Death, Retirement or Disability.  If Participant dies, retires or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Permanently and Totally Disabled”) while serving on the Board and prior to the forfeiture of the Options under Paragraph 7 below, Participant shall thereupon become entitled to exercise such Options in full to the extent not Vested or exercised as of the date of Participant’s death, retirement or becoming Permanently and Totally Disabled, and all such Options shall be exercisable by Participant (or if Participant is deceased, his estate or other successor in interest following Participant’s death) during the remainder of the period preceding the Expiration Date.  For purpose of this Agreement, retirement shall mean Participant’s cessation of service on the Board with the express approval (which may be withheld and is not guaranteed) at such time by the Board of Directors, or the Committee that administers the Plan, of such cessation being retirement, and a Vesting event, for purposes of the Options; and if such approval is not provided, then such cessation shall not be considered retirement for purposes hereof and such cessation shall not operate to Vest the Options.

6. Exercise after Cessation of Service.  If Participant ceases to serve on the Board prior to the Expiration Date for reasons other than death, retirement or Permanent and Total Disability, his then Vested and unexercised Options shall be exercisable during the remainder of the period preceding the Expiration Date.

7. Forfeiture.  Subject to Paragraph 8 below, all Options that are not then Vested shall be forfeited if Participant’s service on the Board terminates for any reason other than on account of Participant’s death, retirement, or Permanent and Total Disability.

8. Change in Control.  Notwithstanding any other provision of this Agreement, Participant’s Options shall be Vested in full to the extent not then Vested or exercised if Participant’s service on the Board terminates within two years following a Change in Control other than on account of a voluntary resignation from service on the Board and such Options shall be exercisable during the remainder of the period preceding the Expiration Date.

9. Notice.  Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

10. Confidentiality.  Participant agrees that this Agreement and the receipt of Options subject to this award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Options to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in the Options.  If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this award will be forfeited.

11. Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

12. No Right to Continued Service.  This Agreement does not confer upon Participant any right to continue in service on the Board, nor shall it interfere in any way with the right of the Company to terminate such service at any time in accordance with any applicable procedures or law relating to the same.

13. Change due to Capital Adjustments.  The terms of this Award shall be adjusted as the Committee determines and as provided in the Plan for capital adjustments which, in the judgment of the Committee, necessitates such action.

14. Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

15. Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

16. Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof which are incorporated by reference into this Agreement.

17. Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

                     MASSEY ENERGY COMPANY

                      __________________________
                      Baxter F. Phillips, Jr.
                      President

                    ___________________________
                     [Participant]